Exhibit 99.1

Seagen Second Quarter 2023 Financial Results Demonstrate Exceptional Commercial Performance Driving Record Product Sales with Strong Growth and Momentum

-Record Net Product Sales of $544 Million in 2Q23, an Increase of 26% Over 2Q22, Contributing to Total Revenues of $604 Million in 2Q23-
-Strong PADCEV® Growth Driven By Combination First-Line Advanced Urothelial Cancer Launch; Record ADCETRIS® Performance with Overall Survival Benefit Demonstrated in the ECHELON-1 Trial Added to Label-
-Three Registrational Trial Readouts for PADCEV, TUKYSA® and TIVDAK® Anticipated in 2H23-
-Initiated Phase 3 Trial for Disitamab Vedotin and Expect to Initiate Phase 3 Trial of SGN-B6A by Year End-
-Proposed Acquisition by Pfizer Progressing Towards Close in Late 2023 or Early 2024-

BOTHELL, Wash. — August 2, 2023 — Seagen Inc. (Nasdaq:SGEN) (Seagen or the Company) reported financial results today for the second quarter ended June 30, 2023, highlighting record net product sales, with significant year-over-year growth of 26 percent.
David Epstein, Chief Executive Officer of Seagen said “I am pleased to report an exceptional quarter with strong performance and growth seen across our commercial portfolio. We remain focused on optimizing the potential of our commercial portfolio, advancing our innovative pipeline of targeted therapies with ADCs at our core and innovating through next-generation technologies.” Highlights include:
•PADCEV (enfortumab vedotin-ejfv) in combination with Keytruda® (pembrolizumab) received accelerated approval for first-line treatment of locally advanced or metastatic urothelial cancer in the U.S. and was added as a preferred regimen to NCCN treatment guidelines. The robust launch helped drive 36% net product sales growth for PADCEV over the first quarter of 2023;
•ADCETRIS (brentuximab vedotin) net product sales grew sequentially for the last six quarters. The overall survival benefit demonstrated in the ECHELON-1 trial has now been included in the U.S. ADCETRIS label. Importantly, a phase 3 study of ADCETRIS with a modified chemotherapy regimen conducted by German Hodgkin Study Group demonstrated non-inferiority with an unprecedented 3-year progression-free survival of 94.9% compared to a more chemo-intensive international standard of care in advanced classical Hodgkin lymphoma, reinforcing the powerful impact this therapy has on patients’ lives;
•TUKYSA (tucatinib) performed well in the quarter, demonstrating the critical role it has in the treatment of HER2-positive metastatic breast and colorectal cancer.
“I am particularly proud of our team’s execution, demonstrating our focus on our strategic priorities as we continue to deliver transformative therapies. In May, Seagen's shareholders overwhelmingly supported the acquisition by Pfizer, which we believe will accelerate our ability to deliver transformative cancer medicines to more patients in need around the world,” concluded Epstein.
Roger Dansey, President of Research and Development and Chief Medical Officer, added, “For our marketed therapies we expect several important data readouts with congress presentations this year, potentially broadening their utility. We are prioritizing development of our most transformative pipeline assets, as demonstrated by the recently initiated phase 3 trial for disitamab vedotin in combination with pembrolizumab in previously untreated metastatic HER2-positive urothelial cancer and soon to be initiated phase 3 trial of SGN-B6A in previously treated, metastatic non-small cell lung cancer. We also expect to file at least three INDs for new medicines by the end of this year, including for multiple ADCs that utilize next-generation drug linkers and payloads, as we seek to develop future transformational medicines.”
PRODUCTS HIGHLIGHTS
PADCEV
•Launched PADCEV with Keytruda for First-Line Treatment of Locally Advanced or Metastatic Urothelial Cancer (la/mUC) in the U.S.: In April 2023, Seagen, Astellas and Merck announced the FDA granted PADCEV (enfortumab vedotin-ejfv) with Keytruda (pembrolizumab) accelerated approval in the U.S. as a combination therapy for the treatment of adult patients with la/mUC who are not eligible to receive cisplatin-containing chemotherapy. It is the first treatment option combining an ADC with a PD-1 inhibitor in this patient population. Continued approval for this indication is contingent upon verification and description of clinical benefit in the EV-302 confirmatory trial.
•The EV-302 Trial has Completed Patient Enrollment and Topline Results are Expected by the End of 2023: The trial enrolled patients regardless of their cisplatin-eligibility or PD-L1 expression and offers a platinum-free combination regimen. An extension study in China continues to enroll patients.
•NCCN Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for Bladder Cancer Updated to Include PADCEV and Keytruda Combination as Preferred Regimen: In April 2023, based on the results of the EV-103 trial, the NCCN Guidelines were updated to include PADCEV with Keytruda as a Preferred Regimen (Category 2A) for first-line therapy for patients with la/mUC who are not eligible to receive cisplatin-containing chemotherapy.
•Data Presented in Earlier Stages of Disease for Muscle-Invasive and Non-Muscle Invasive Forms of Bladder Cancer and in First-Line la/mUC at the American Society of Clinical Oncology (ASCO) Annual Meeting: In June 2023, presentations included long-term follow-up data from the EV-103 trial dose-escalation/Cohort A, which is evaluating PADCEV in combination with pembrolizumab as first-line treatment in patients with locally advanced or metastatic urothelial carcinoma who are ineligible to receive cisplatin-based chemotherapy, demonstrated a manageable safety profile after approximately 4 years of follow-up and clinically meaningful efficacy with a median survival exceeding 2 years.
ADCETRIS
•Label Updated with Overall Survival Benefit Demonstrated in the Phase 3 ECHELON-1 Trial: In June 2023, the U.S. Prescribing Information for ADCETRIS was updated to include six-year overall survival results from the phase 3 ECHELON-1 clinical trial of ADCETRIS plus combination chemotherapy in patients with previously untreated Stage III or IV classical Hodgkin lymphoma compared to chemotherapy alone. The update was based on statistically significant 41% reduction in risk of death versus the previous standard of care in patients with frontline advanced classical Hodgkin lymphoma.
•Combination Regimen Data from Multiple Clinical Trials Presented at the International Conference on Malignant Lymphoma: In June 2023, updated results from Part C of a phase 2 single-arm trial (SGN35-027) evaluating the ADCETRIS in combination with the PD-1 inhibitor nivolumab and standard chemotherapy agents doxorubicin and dacarbazine (AN+AD) for the frontline treatment of patients with early-stage classical Hodgkin lymphoma showed a high overall response rate of 98% and a 93% complete response rate. The regimen was well tolerated, with the most frequently reported treatment-related adverse events of any grade occurring in more than 30 percent of patients being nausea (65%), peripheral sensory neuropathy (47%) and fatigue (44%). Separately, a phase 3 trial, called HD21, from the clinical research cooperative German Hodgkin Study Group was presented. The results demonstrated that ADCETRIS with a modified chemotherapy regimen showed non-inferiority with unprecedented 3-year progression free survival of 94.9% versus a less tolerable international standard of care in advanced classical Hodgkin lymphoma. The 12-month post-treatment safety data were consistent with previously presented HD21 data results at the American Society of Hematology 2022 Annual Meeting.

TUKYSA
•Data Presented in HER2-positive Biliary Tract Cancer at the ASCO Annual Meeting: In June 2023, data were presented from a phase 2 basket study of TUKYSA and trastuzumab in previously treated HER2-positive metastatic biliary tract cancer. The combination had clinically meaningful antitumor activity with a confirmed objective response rate of 46.7% and a median duration of response of 6.0 months. The combination was well tolerated, with the most common treatment-emergent adverse events being pyrexia (43.3%) and diarrhea (40.0%).
•Topline Results for Phase 3 HER2CLIMB-02 Clinical Trial Expected in 3Q23: The Company expects to report topline results of the phase 3 HER2CLIMB-02 clinical trial evaluating TUKYSA versus placebo, in combination with Kadcyla® (ado-trastuzumab emtansine), for patients with locally advanced or metastatic HER2-positive breast cancer, including those with brain metastases.
TIVDAK
•Data Presented from innovaTV 207 Trial in Solid Tumors at the American Association for Cancer Research (AACR) Annual Meeting: In April 2023, data were presented from an interim analysis of Part C from the innovaTV 207 phase 2 study of TIVDAK (tisotumab vedotin-tftv) given every 2 weeks in patients with recurrent or metastatic squamous cell carcinoma of the head and neck who have progressed on or after prior platinum combination, immunotherapy and targeted therapy, if eligible. Preliminary data based on the first 15 patients demonstrated encouraging antitumor activity with a confirmed overall response rate of 40% and a manageable safety profile.
•Topline Results for Phase 3 innovaTV 301 Clinical Trial Anticipated As Early As YE23: The Company expects to report topline results of the phase 3 innovaTV 301 clinical trial evaluating TIVDAK monotherapy versus investigator choice chemotherapy for patients with second- or third-line recurrent or metastatic cervical cancer.
PIPELINE PROGRAMS
•Initiated a Phase 3 trial for Disitamab Vedotin for Patients with HER2-Positive, Metastatic Urothelial Cancer: We initiated a phase 3 trial evaluating disitamab vedotin in combination with pembrolizumab versus chemotherapy in patients with previously untreated locally advanced or metastatic HER2-positive urothelial cancer in the third quarter of 2023.
•Planned Initiation of a Phase 3 trial for SGN-B6A for Patients with Metastatic Non-Small Cell Lung Cancer: We plan to initiate a phase 3 trial evaluating SGN-B6A monotherapy compared to standard of care, docetaxel, in patients with previously treated non-small cell lung cancer in the fourth quarter of 2023.
•Multiple Abstracts on Early-Stage Pipeline Presented at the AACR and ASCO Annual Meetings: Early-stage pipeline data presented at AACR included clinical, preclinical and discovery research programs. The first clinical data was presented for SEA-TGT that demonstrated a manageable and tolerable safety profile with initial monotherapy antitumor activity in solid tumors and lymphomas. In addition, data on multiple new ADC technologies were presented. These included the first preclinical data from Seagen and Sanofi for a novel topoisomerase I inhibitor ADC targeting CEACAM5, which demonstrated potent antitumor activity in patient-derived colorectal cancer models. Early-stage pipeline data presented at ASCO included updated phase 1 data for SGN-B6A, a wholly-owned, first-in-class vedotin ADC directed to integrin beta-6, a novel target that is highly expressed in multiple solid tumors.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.
CORPORATE HIGHLIGHT
•Seagen Stockholders Approve Acquisition by Pfizer: In May 2023, at a special meeting, Seagen stockholders voted to approve a proposal to adopt the previously announced merger agreement under which Pfizer will acquire Seagen for $229 per share in cash. More than 99% of the shares that were voted at the meeting, representing approximately 88% of the shares of Seagen common stock issued and outstanding as of the record date for the special meeting, were voted in favor of the proposal to adopt the merger agreement. Subject to the fulfillment of customary closing conditions, including receipt of required regulatory approvals, the acquisition is expected to close in late 2023 or early 2024.

SECOND QUARTER AND SIX-MONTHS 2023 FINANCIAL RESULTS
Revenues: Total revenues for the second quarter and six months ended June 30, 2023 were $604 million and $1.1 billion, respectively, compared to $498 million and $924 million for the same periods in 2022, primarily driven by growth in net product sales.

Revenues included the following components:

	Three months ended June 30,			Six months ended June 30,
(dollars in millions)	2023	2022	% Change	2023	2022	% Change
Total Net Product Sales	$544	$432	26%	$1,013	$815	24%
ADCETRIS	$262	$202	30%	$505	$383	32%
PADCEV	$161	$124	30%	$280	$224	25%
TUKYSA	$99	$89	11%	$187	$179	4%
TIVDAK	$22	$17	26%	$41	$29	44%
Royalty Revenues	$51	$39	31%	$81	$67	21%
Collaboration and License Agreement Revenues	$9	$27	(68)%	$30	$42	(29)%
Note: Sum of product sales may not equal total net product sales due to rounding. Percent change reflects actual (unrounded) values.
•Net Product Sales: The increases in net product sales for the second quarter and year-to-date of 2023 compared to the same periods in 2022 were driven by continued commercial execution. ADCETRIS performance was primarily attributed to volume growth, driven by greater use in frontline advanced Hodgkin lymphoma. PADCEV growth was driven by use as first-line treatment for locally advanced or metastatic urothelial cancer following its approval for this indication in April 2023. Of note, PADCEV sales in the second quarter of 2022 included $19 million in sales to another company for a clinical trial they are conducting, while no such sales were booked in the second quarter of 2023. TUKYSA performance reflects the important role it serves in the treatment of HER2-positivive metastatic breast cancer, competitive dynamics in this setting as well as early contributions from its colorectal cancer indication. TIVDAK growth reflects continued uptake in its current indication.
•Royalty Revenues: Royalty revenues were primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda as well as royalties from sales of Polivy® (polatuzumab vedotin) by Roche, which is an ADC that uses Seagen technology.
•Collaboration and License Agreement Revenues: The decrease in collaboration and license agreement revenues was primarily driven by a prior period milestone payment and decreased revenues from drug product supplied to collaborators.
Cost of Sales: Cost of sales for the second quarter and year-to-date in 2023 were $181 million and $293 million, respectively, compared to $106 million and $194 million for the same periods in 2022. The increases reflect higher sales of our medicines and the related gross profit share amounts owed to collaboration partners, which were $82 million and $146 million in the second quarter and year-to-date in 2023, respectively, compared to $66 million and $118 million for the same periods in 2022. Cost of sales also reflects amortization of TUKYSA acquired in-process technology costs, third-party royalties owed for PADCEV and TUKYSA net product sales, and cost of products sold. The second quarter of 2023 cost of sales included a $47 million inventory write-off related to in-process production of one of our products that did not meet a release specification that was updated in June 2023. This inventory adjustment and new release specification are not expected to impact availability of product supply required to meet current or future demand.

Research and Development (R&D) Expenses: R&D expenses for the second quarter and year-to-date in 2023 were $400 million and $756 million, respectively, compared to $304 million and $602 million for the same periods in 2022 reflecting continued investment in clinical development of the Company's approved drugs and pipeline programs.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the second quarter and year-to-date in 2023 were $244 million and $480 million, respectively, compared to $220 million and $394 million for the same periods in 2022. The increase 2023 were driven by ongoing commercialization efforts, as well as $36 million in expenses year-to-date associated with the pending acquisition by Pfizer and other corporate activities.
Non-cash, share-based compensation expense for the six months ended June 30, 2023 was $157 million, compared to $98 million for the same period in 2022.
Net Loss: Net loss for the second quarter of 2023 was $212 million, or $1.13 per diluted share, and net loss for the year-to-date of 2023 was $386 million, or $2.06 per diluted share.
Net loss for the second quarter of 2022 was $135 million, or $0.73 per diluted share, and net loss for the year-to-date of 2022 was $271 million, or $1.48 per diluted share.
Cash and Investments: As of June 30, 2023, Seagen had $1.3 billion in cash and investments.
CONFERENCE CALL
Given the pending acquisition of Seagen by Pfizer, Seagen is no longer providing financial guidance for 2023 and will not be hosting its quarterly conference call and does not expect to do so for future quarters. Earnings materials are available publicly on the Investor Relations page of our website at investor.seagen.com. Please direct any questions to Seagen Investor Relations at the contact information below.
About Seagen
Founded 25 years ago, Seagen Inc. is a global biotechnology company that discovers, develops, manufactures, and commercializes targeted cancer therapeutics, with antibody-drug conjugates (ADCs) at our core. Our colleagues work together with urgency to improve and extend the lives of people living with cancer. An ADC technology trailblazer, approximately one-third of FDA-approved and marketed ADCs use Seagen technology. Seagen is headquartered in Bothell, Washington and has locations in California, Canada, Switzerland and across Europe. For additional information, visit www.seagen.com and follow us on Twitter and LinkedIn.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to Pfizer’s proposed acquisition of the Company; the anticipated timing of completion of the proposed acquisition; the Company’s potential to achieve the noted development and regulatory milestones in 2023, in future periods or at all; the Company’s pipeline and technologies; anticipated activities related to the Company’s planned and ongoing clinical trials, including the timing of topline results; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the potential for the EV-302 clinical trial to serve as a confirmatory trial to support the continued approval of PADCEV in its first-line la/mUC indication; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, TIVDAK, the Company’s product candidates and the products and product candidates of its licensees and collaborators; plans with respect to regulatory submissions; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or Seagen’s business; risks related to the financing of the transaction; the risks that the Company’s ADCETRIS, PADCEV, TUKYSA and TIVDAK net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK due to competition, adverse events, regulatory action, reimbursement, market adoption by physicians, drug pricing reform, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; the possibility of delays or setbacks in obtaining pricing and reimbursement approvals or otherwise commercializing PADCEV and TUKYSA in Europe and other jurisdictions; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; risks related to the COVID-19 pandemic and resulting economic, financial and healthcare system disruptions; risks associated with the ongoing military conflict between Russia and Ukraine, related sanctions imposed against Russia, and related economic, financial and geopolitical disruptions; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; and changes in laws, regulations, rates and policies;. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Annual Report on Form 10-Q for the quarter ended March 31, 2023 and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.
Seagen Contacts:
For Investors
Douglas Maffei, Ph.D.
Vice President, Investor Relations
(425) 527-4881
dmaffei@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Net product sales	$543,974	$431,714	$1,012,613	$814,800
Royalty revenues	51,189	39,109	81,367	67,290
Collaboration and license agreement revenues	8,669	26,679	29,571	41,872
Total revenues	603,832	497,502	1,123,551	923,962
Costs and expenses:
Cost of sales	180,753	106,100	292,529	193,726
Research and development	399,868	304,254	755,883	601,913
Selling, general and administrative	243,932	220,259	480,373	394,484
Total costs and expenses	824,553	630,613	1,528,785	1,190,123
Loss from operations	(220,721)	(133,111)	(405,234)	(266,161)
Investment and other income (loss), net	12,084	(1,609)	26,484	(3,799)
Loss before income taxes	(208,637)	(134,720)	(378,750)	(269,960)
Provision for income taxes	2,891	107	7,515	1,361
Net loss	$(211,528)	$(134,827)	$(386,265)	$(271,321)
Net loss per share - basic and diluted	$(1.13)	$(0.73)	$(2.06)	$(1.48)
Shares used in computation of per share amounts - basic and diluted	187,559	184,145	187,226	183,897

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2023	December 31, 2022
Assets
Cash, cash equivalents and investments	$1,292,119	$1,735,070
Other assets	2,203,263	1,939,462
Total assets	$3,495,382	$3,674,532
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$762,898	$818,404
Long-term liabilities	113,425	52,309
Stockholders’ equity	2,619,059	2,803,819
Total liabilities and stockholders’ equity	$3,495,382	$3,674,532